EXHIBIT 10.1

                   APPENDIX C: EXECUTIVE CASH COMPONENT PLAN

                                I. PLAN DESIGN

A. RELATIONSHIP TO THE CLUBCORP PLAN. This ClubCorp Executive Cash Component Plan for 1996 (the "Executive Cash Plan") is a part of and governed by the terms and conditions of the ClubCorp Plan. All terms which are initially capitalized in the Executive Cash Plan and are not defined in the Executive Cash Plan, have the same meaning as the terms defined in the ClubCorp Plan.

B. GENERAL PLAN DESCRIPTION. Total Potential Compensation targets are established for the Executive positions by evaluating the responsibilities, complexity and impact of each job, internal equity and market competitive information. Specific financial targets are established as the measure of financial performance. Qualitative performance is based on the results of a documented performance appraisal. Total Earned Variable compensation is distributed to Participants in the form of Cash Awards and Stock Awards.

C. ELIGIBILITY. All individuals who have been designated as eligible individuals under the Executive Stock Option Plan of Club Corporation
International,  to  the  extent designated as Participants pursuant to Section
3.1 of the ClubCorp Plan, shall participate in the Executive Cash Plan, subject to the terms and conditions of the ClubCorp Plan, other than the eligibility requirements.

                        II. COMPONENTS OF COMPENSATION

A. TOTAL POTENTIAL COMPENSATION consists of two components, the Fixed and Variable Compensation.

B. TOTAL EARNED VARIABLE equals the amount earned based on achievement of the financial targets plus the amount earned based on the individual performance rating.

C.          OVERACHIEVEMENT  is  capped  at  120%  for  the financial measure.

D. MINIMUM TARGETS for both the financial and individual targets must be achieved to qualify for any payout.

                               III. DISTRIBUTION

The "Fixed" is paid in cash, each payroll period. Total Earned Variable will be paid as a Cash Award and as a Stock Award to the extent elected by the Participant prior to the Award Date in accordance with procedures established by the Compensation Committee. The percentage of Total Earned Variable to be paid in Restricted Stock will be elected annually by the Participant. The elected percentage can be 0% to 100%, in 10% increments.